Exhibit 10.13

On April 25, 2007, the Compensation Committee of the Board of Directors of Sally Beauty Holdings, Inc., a Delaware corporation (the “Company”), authorized and approved a cash payment to John H. Golliher, President of Beauty Systems Group LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company, in connection with the relocation of his employment by the Company from California to Texas.  The approved cash payment is in the amount of approximately $172,000, $125,000 of which represents a portion of the diminution in the value of the equity in Mr. Golliher’s former home in California from the date that an appraisal of such home was conducted in connection with the relocation and the date on which such home was ultimately sold, and the remainder of which represents the approximate amount of taxes that Mr. Golliher will be required to pay with respect to the $125,000 payment.